UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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______________________________________________________________________
SLEEP NUMBER CORPORATION
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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 2, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2024

Dear Fellow Shareholders,

As we continue to navigate the challenging consumer environment, the Sleep Number management team and Board are taking decisive action to transform our operating model to improve our financial resilience. Over the past nine months, we have been executing across our three strategic imperatives: competing effectively, restoring profit margins, and paying down debt. Our team members are highly engaged and executing well, and our long-term opportunity remains intact. Their energy and efforts are crucial as we advance these important initiatives in support of our performance goals.

In the face of disruptive macroeconomic conditions and the ongoing historic mattress industry recession, it is essential that we retain the team members who are responsible for leading us through these challenges. We are positioning the business for accelerating growth and strong cash flow generation with a more efficient cost structure as the environment improves. The ability to grant equity awards that support our team members’ engagement and retention as they execute our short-term priorities while maintaining a long-term perspective is critical. Our goal is to ensure that the interests of our team members are consistently aligned with those of our shareholders.

To that end, we are writing today to request your support for all the proposals on the ballot at our 2024 Annual Meeting of Shareholders, which will be held on May 21, 2024. In particular, we seek your support for Proposal 4, which requests approval to amend our 2020 Equity Incentive Plan (2020 Plan) to increase the number of shares reserved for issuance by 1,500,000 shares.

We recognize that equity is both a valuable and limited resource. We have taken numerous actions to reduce share usage for our 2024 annual grants and conserve equity considering the current macro environment. These actions include:

•Limiting the use of performance stock units and stock options which, because they count for more than a full share, deplete the 2020 Plan more quickly when awarded;
•Limiting the number of team members that receive equity grants; and
•Adjusting our methodology for calculating the number of shares issued under the 2020 Plan. Specifically, instead of basing the number of shares on the average closing price of the 20 days prior to the grant date ($14.88), we used the average 2023 share price of $24.74.

After taking these actions, we are left with approximately 266,000 shares available under the 2020 Plan. This amount falls short of what we believe is necessary to help ensure that we have the right team in place to deliver our performance goals and drive our transformation.

To address this issue, and to support the retention of critical talent as we execute on the important task of strengthening our business model, we are asking shareholders to approve a 2020 Plan amendment that authorizes an additional 1,500,000 shares for issuance. Based on historical grant practices, we expect this amount to cover equity awards through only the next year. We believe that this request strikes an appropriate balance between conserving equity and mitigating shareholder dilution while ensuring we have the tools we need to manage one of our most important assets: our 4,000 purpose-driven team members.

We are pleased that Glass, Lewis & Co., a leading independent proxy advisory firm, recommended voting in favor of each of our proposals, including Proposal 4. The Board of Directors also continues to recommend unanimously that shareholders vote “FOR” Proposal 4, and all the proposals on the ballot for our 2024 Annual Meeting, for the reasons described above and disclosed in our Proxy Statement.

Thank you in advance for carefully considering Proposal 4.

Michael J. Harrison Independent Lead Director Sleep Number® setting 50, average SleepIQ® score of 85